Exhibit 10.3

CREDIT AGREEMENT

by and among

INDEPENDENCE CONTRACT DRILLING, INC., and

PATRIOT SARATOGA MERGER SUB, LLC,

each as an initial Borrower,

and following the consummation of the Merger,

INDEPENDENCE CONTRACT DRILLING, INC., and

ICD OPERATING LLC,

each as a Borrower,

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Agent

Dated as of October 1, 2018

(Continued)

(Continued)

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of LIBOR Notice
Exhibit D	Form of Notice of Borrowing
Schedule A	Agent’s Account
Schedule B	Authorized Persons
Schedule C	Commitments
Schedule D	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Loan Parties
Schedule 4.1(c)	Capitalization of Loan Parties’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.10	Employee Benefits
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.21	Location of Inventory
Schedule 4.23	Material Contracts
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.15	Post-Closing
Schedule 6.5	Nature of Business
Schedule 6.13	Burdensome Agreements

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of October 1, 2018 by and among INDEPENDENCE CONTRACT DRILLING, INC., a Delaware corporation (“ICD”), and, initially, PATRIOT SARATOGA MERGER SUB, LLC, a Delaware limited liability company (“Merger Sub”), and, following consummation of the Merger (as defined below), ICD OPERATING LLC, a Delaware limited liability company (as successor by merger to Merger Sub) (“ICD Operating”; ICD, together with Merger Sub and/or ICD Operating, as the context requires, each a “Borrower”, and collectively, the “Borrowers”), the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), and U.S. BANK NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, together with its successors and assigns in such capacities, “Agent”).

RECITALS

A. ICD has formed Merger Sub for purposes of merging (the “Merger”) with and into Sidewinder Drilling LLC, a Delaware limited liability company (“Sidewinder”), with Sidewinder (and, after giving effect to the name change, ICD Operating) being the surviving company and a wholly owned Subsidiary of ICD, pursuant to that certain Agreement and Plan of Merger, dated as of July 18, 2018 (as modified, amended, restated or amended and restated from time to time in accordance with the terms hereof, the “Merger Agreement”), by and among ICD, Merger Sub, Sidewinder, and certain other parties thereto.

B. The Borrowers have requested that the Lenders extend credit to the Borrowers under this Agreement in the form of (a) a term loan in the aggregate principal amount equal to $130,000,000 (the “Term Loan”) on the Closing Date, the proceeds of which shall be used to finance a portion of the consideration for the Merger and to pay fees, commissions, expenses and costs related thereto and to repay and refinance certain existing Indebtedness (as hereinafter defined) of Sidewinder and ICD and (b) a delayed draw term loan facility in the aggregate principal amount of up to $15,000,000, the proceeds of which shall be used in accordance with Section 6.11.

C. The Lenders are willing to make available to the Borrowers the credit facility described herein subject to, and on the terms and conditions set forth in, this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under any of the ABL Documents, or any successor or replacement administrative agent thereunder.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the ABL Agent, the ABL Lenders, certain of the Borrowers, as the initial borrowers, and the additional borrowers from time to time party thereto, as the same may be subsequently amended, restated, refinanced, replaced, extended, renewed or restructured in accordance with the provisions hereof and the terms of the Intercreditor Agreement.

“ABL Documents” has the meaning provided in the Intercreditor Agreement.

“ABL Facility” means the credit facility made available to the Borrowers pursuant to the ABL Credit Agreement.

“ABL Indebtedness” means Indebtedness under the ABL Documents.

“ABL Lenders” means the financial institutions party to the ABL Credit Agreement, as lenders, and each of their successors and permitted assigns.

“ABL Priority Collateral” has the meaning provided in the Intercreditor Agreement.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person the assets or Equity Interests of which are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is not secured by Collateral, (b) was in existence prior to the date of such Permitted Acquisition and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.11 of this Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.12 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.9(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who Controls, is Controlled by, or is under common Control with, such Person; provided, that for purposes of Section 6.10 of this Agreement: (a) any Person which owns directly or indirectly 5% or more of the Equity

Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 5% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person. Notwithstanding the foregoing, solely for purposes of Sections 4.18, 5.14, 13.1(a)(ii)(B), 13.1(e)(vi), and 15.6, “Affiliate” shall not include any Affiliated Lender.

“Affiliated Lender” means each Lender that is (a) an Affiliate of ICD and/or (b) an Affiliate of any Person that is an Affiliate of ICD.

“Affiliated Lender Adjustment Period” means any period during which Affiliated Lenders, if any, hold less than a majority in principal amount of the Loans at the time outstanding.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, successors and assigns and the officers, direct and indirect owners, directors, employees, agents, advisors, attorneys, controlling persons and members of each of the foregoing.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party to Agent under the Loan Documents and securing the Obligations.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means, at any time, (a) with respect to the calculation of interest on any Base Rate Loan, 6.50%, and (b) with respect to the calculation of interest on any LIBOR Rate Loan, 7.50%.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.2(b)(iii) of this Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A to this Agreement.

“Authorized Person” means any one of the individuals identified as an officer of a Loan Party on Schedule B to this Agreement, or any other individual identified by Administrative Borrower as an authorized person in form and substance reasonably acceptable to Agent.

“Availability” means, as of any date of determination, an amount equal to the sum of (a) “Availability” (as defined in the ABL Credit Agreement as the same may be amended, supplemented or otherwise modified from time to time in compliance with the Intercreditor Agreement) as of such date and (b) the lesser of (i) $5,000,000 and (ii) the Total DDTL Commitments as of such date; provided in the case of this clause (b) that the conditions set forth in Section 3.2(a) hereof could be satisfied as of such date.

“Available Amount” means, at any date, an amount determined on a cumulative basis (including, for the avoidance of doubt, by deducting any negative amounts from such amount) equal to, without duplication, (a) 50% of Consolidated Net Income for each fiscal year of ICD commencing with the fiscal year ending December 31, 2019 and ending prior to such date; minus (b) all amounts of the Available Amount used to make Investments pursuant to clause (t) of the definition of “Permitted Investments” after the Closing Date and prior to such date; minus (c) the amount of all Investments made pursuant to clause (u) of the definition of “Permitted Investments” after the Closing Date and prior to such date; minus (d) all amounts of the Available Amount used to make Restricted Payments pursuant to Section 6.7(e) after the Closing Date and prior to such date; minus (e) all amounts of the Available Amount used to make payments or distributions in respect of Indebtedness pursuant to Section 6.6(a) after the Closing Date and prior to such date; provided that the aggregate amount of the Available Amount shall not exceed $5,000,000 during any Measurement Period and $15,000,000 during the term of this Agreement.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of three months and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest as publicly quoted from time to time by the Wall Street Journal as the “prime rate” in the United States.

“Base Rate Loan” means a Loan that bears interest at a rate determined by reference to the Base Rate.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.8(c) of this Agreement.

“Borrowing” shall mean and include (a) the incurrence of the Term Loan on the Closing Date (or resulting from conversions on a given date thereafter) and (b) the incurrence of any Delayed Draw Term Loan on a given date.

“Borrowing Base” has the meaning provided in the ABL Credit Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Called Principal” means the principal amount of the Loans that is to be prepaid pursuant to Section 2.2(c), Section 2.2(d)(i) or Section 2.2(d)(ii) or has become or is declared to be immediately due and payable pursuant to Section 9.1, as the context requires.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in a Loan Party or any of its Subsidiaries which equity investment is made substantially contemporaneously with the making of the expenditure, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Loan Party or any of its Affiliates) within one hundred eighty (180) days of the date such expenditures are made.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or

Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Casualty Event” means any event that gives rise to the receipt by ICD or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any assets or property thereof.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than a majority of the equity securities of ICD entitled to vote for members of the board of directors or equivalent governing body of ICD on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) the passage of thirty (30) days from the date upon which any Person or two or more Persons acting in concert, other than the Permitted Holders, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of ICD, or control over the equity securities of ICD entitled to vote for members of the board of directors or equivalent governing body of ICD on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing more than a majority of the combined voting power of such securities;

(c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of ICD cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(d) ICD fails to own and control, directly or indirectly, 100% of the Equity Interests of any other Loan Party, other than pursuant to transactions permitted under Section 6.3; or

(e) the occurrence of any “Change of Control” as defined in the ABL Credit Agreement.

“Closing Date” means the date of the making of the Term Loan under this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records or Equipment, in each case, in form and substance reasonably satisfactory to the Required Lenders.

“Commitment” means, with respect to each Lender, such Lender’s Term Loan Commitment or DDTL Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B to this Agreement delivered by the chief financial officer or treasurer of ICD to Agent and Lenders.

“Confidential Information” has the meaning specified therefor in Section 17.8(a) of this Agreement.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries; provided, that when the term “Consolidated” is used herein in reference to the Borrowers and their Subsidiaries, the term “Consolidated” shall mean ICD and its Subsidiaries on a consolidated basis, with such consolidated numbers then determined on a combined basis, all in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements or agreements governing hedging obligations, but excluding any non-cash or deferred interest plus (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Borrowers and their Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate of the net income (or loss) of the Borrowers and their Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or non-cash losses shall be excluded;

(b) the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(c) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by ICD) shall be excluded;

(d) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(e) the net income (or loss) for such period of any Person that is not a Loan Party or a Subsidiary thereof or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to a Borrower or a Subsidiary thereof in respect of such period;

(f) (1) the non-cash portion of “straight-line” rent expense shall be excluded and (2) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(g) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;

(h) the income (or loss) of any non-consolidated entity during such period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of ICD or its Subsidiaries during such period; and

(i) the income (or loss) of a Subsidiary (or any asset given pro forma treatment) during such period and accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with ICD or any of its Subsidiaries or that Person’s assets are acquired by ICD or any of its Subsidiaries shall be excluded.

“Consolidated Non-cash Charges” means, with respect to the Borrowers and their Subsidiaries for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of the Borrowers and their Subsidiaries reducing Consolidated Net Income of such Person for such period on a Consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with any Acquisition or Disposition that is consummated after the Closing Date), but excluding (a) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (b) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to the Borrowers and their Subsidiaries on a Consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes.

“Contribution and Exchange Agreement” means that certain Contribution, Exchange and Restructuring Agreement, dated as of July 18, 2018, by and among the holders of Indebtedness under the Existing First Lien Note Purchase Agreement, the holders of Indebtedness under the Existing Second Lien Note Purchase Agreement, Sidewinder, ICD, certain holders of Equity Interests of Sidewinder and certain other parties thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have correlative meanings.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent and the Required Lenders, executed and delivered among a Loan Party, Controlling Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlling Agent” means (a) until the Discharge of ABL Priority Obligations, the ABL Agent and (b) from the Discharge of ABL Priority Obligations, the Agent.

“Delayed Draw Term Loan” has the meaning specified therefor in Section 2.1(b) of this Agreement.

“DDTL Commitment” means the obligation of each Lender to make a Delayed Draw Term Loan to Borrowers pursuant to Section 2.1(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule C under the caption “Delayed Draw Term Loan Commitment”, as the same shall be permanently reduced from time to time by the amount equal to each Delayed Draw Term Loan that such Lender funds at each such time.

“DDTL Commitment Expiration Date” has the meaning specified therefor in Section 2.1(b) of this Agreement.

“Declined Proceeds” has the meaning specified therefor in Section 2.2(f) of this Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Discharge of ABL Priority Obligations” has the meaning provided in the Intercreditor Agreement.

“Disposition” or “Dispose” means the sale (including any sale and leaseback transaction), transfer, assignment, exclusive license, lease or other disposition or conveyance (including by way of merger, consolidation, division, liquidation or distribution) (whether in one transaction or in a series of transactions) of any property by any Person, including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (b) any sale, transfer, assignment, or other disposition of any Equity Interests of another Person, but, for the avoidance of doubt, not the issuance by such Person of its Equity Interests.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans, any Prepayment Premium, and all other Obligations that are accrued and payable), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Disqualified Institution” means, on any date, any Person designated by Administrative Borrower as a “Disqualified Institution” (including direct competitors of the Borrowers identified by name, and the successors of such Persons) by written notice delivered to Lenders and Agent prior to July 17, 2018, including, in each case, any affiliate thereof identifiable on the basis of its name; provided, that “Disqualified Institutions” shall exclude any Person that Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Lenders and Agent from time to time; provided further, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other similar Person or any affiliate thereof which has an economic or equity interest in or is under common control with any such direct competitor, and is not itself such a direct competitor of Borrowers or their Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period and with respect to the Borrowers and their Subsidiaries determined on a Consolidated basis in accordance with GAAP:

(a) Consolidated Net Income, plus

(b) without duplication and to the extent deducted in determining such Consolidated Net Income for such period (other than with respect to clause (ix) below), each of the following items:

(i) income tax expense, net of tax refunds,

(ii) Consolidated Interest Charges,

(iii) Consolidated Non-cash Charges,

(iv) the amount of costs, expenses and fees paid to third parties during such period in connection with the transactions contemplated hereby to occur on the Closing Date and post-closing matters related thereto in an aggregate amount, during the term of this Agreement, not to exceed $8,500,000,

(v) any premiums, expenses or charges (other than Consolidated Non-cash Charges) related to any issuance or sale of Equity Interests, Investment, Acquisition, Disposition or recapitalization permitted to be made hereunder (whether consummated or not),

(vi) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement,

(vii) the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary, net of any cash distributions made to such third parties in such period,

(viii) any net after-tax extraordinary, nonrecurring or unusual losses (including cash severance costs); provided that, solely with respect to cash losses added back pursuant to this clause (viii), Borrowers shall deliver to the Lenders supporting documentation reasonably satisfactory to the Required Lenders in respect of such cash losses,

(ix) proceeds of business interruption insurance received in cash during such period, to the extent not already included in Consolidated Net Income, and

(x) charges, losses or expenses to the extent indemnified, insured or reimbursed by a third party not an affiliate of a Loan Party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period, minus

(c) without duplication, (i) any net after-tax extraordinary, non-recurring or unusual gains and any non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income.

For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and on or after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition or a Disposition permitted hereunder, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if any such Permitted Acquisition or Disposition (and any increase or decrease in the component financial definitions used in the calculation of EBITDA attributable to any Permitted Acquisition or Disposition) occurred on the first day of such Reference Period.

“Eligible Assignee” means (a) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (b) a commercial bank insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933); provided that no Disqualified Institution shall be an Eligible Assignee.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party or any Subsidiary of any Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Excess Availability” has the meaning provided in the ABL Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) any CFC or FSHCO, (b) any direct or indirect Subsidiary of a Subsidiary that is a CFC or a FSHCO or (c) any Subsidiary with respect to which, in the reasonable judgment of the Required Lenders and the Borrowers, the burden or cost (including any adverse tax consequences) of providing the guaranty shall outweigh the benefits to be obtained by the Lender Group therefrom; provided that, notwithstanding the foregoing, no Subsidiary that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under the ABL Credit Agreement shall be an Excluded Subsidiary.

“Excluded Taxes” means (a) any Tax imposed on the net income or net profits of any Lender, any Participant or any Recipient Agent (including any franchise Taxes and branch profits Taxes), in each case (i) imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender, Participant or Recipient Agent is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s,

Participant’s or Recipient Agent’s principal office or applicable lending office is located or (ii) that are Other Connection Taxes, (b) Taxes that would not have been imposed but for a Lender’s, Participant’s or Recipient Agent’s failure to comply with the requirements of Section 16.2 of this Agreement, (c) any United States federal withholding Taxes that would be imposed on amounts payable to a Lender based upon the applicable withholding rate in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (i) any amount that such Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding Tax at the time such Lender becomes a party to this Agreement (or designates a new lending office), and (ii) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means that certain (a) Credit Agreement, dated as of November 15, 2017, between Sidewinder, as borrower, and Wells Fargo Bank, National Association, as lender, and (b) Second Amended and Restated Credit Agreement, dated as of July 14, 2017, among ICD, the lenders party thereto, and CIT Finance LLC, as Administrative Agent and Collateral Agent, each as amended prior to the date hereof.

“Existing Facilities” means (a) the Existing Credit Agreements, (b) the Existing First Lien Note Purchase Agreement, and (c) the Existing Second Lien Note Purchase Agreement.

“Existing First Lien Note Purchase Agreement” means that certain First Lien Note Purchase Agreement, dated as of February 15, 2017, by and among Sidewinder, as borrower, and the purchasers named therein, as amended prior to the date hereof.

“Existing Second Lien Note Purchase Agreement” means that certain Amended and Restated Second Lien Note Purchase Agreement, dated as of February 15, 2017, by and among Sidewinder, as borrower, and the purchasers named therein, as amended prior to the date hereof.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC (or any amended or successor version described above), and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith) and a foreign government or one or more agencies thereof to implement the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to such published intergovernmental agreement, treaty or convention.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means that certain fee letter dated as of the date hereof, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Borrowers and their Subsidiaries determined on a Consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Charges required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Consolidated Interest Charges) during such period, plus (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, plus (c) all amounts paid with respect to Earn-Outs during such period.

“Fixed Charge Coverage Ratio” means, as of any date of determination and with respect to the Borrowers and their Subsidiaries determined on a Consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for the twelve month period ending on such date, minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during the twelve month period ending on such date, minus Consolidated Taxes (and for purposes of determining compliance with Section 6.7(e), any Restricted Payment paid during such period) paid in cash during the twelve (12) month period ending on such date, to (b) Fixed Charges for the twelve (12) month period ending on such date.

For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition or Disposition, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to the Required Lenders as if any such Permitted Acquisition or Disposition (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Permitted Acquisition or Disposition) occurred on the first day of such Reference Period.

“Flow of Funds Memorandum” means that certain Funds Flow Memorandum, dated October 1, 2018, in form and substance reasonably satisfactory to Agent and the Required Lenders, delivered by Borrowers to Agent and the Lenders.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“FSHCO” means any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests of one or more CFCs.

“Funding Losses” has the meaning specified therefor in Section 2.8(b)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means each Person that becomes a guarantor after the Closing Date pursuant to Section 5.10 of this Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent and the Required Lenders, executed and delivered by each of the Loan Parties to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“ICD” has the meaning specified therefor in the preamble to this Agreement.

“ICD Operating” has the meaning specified therefor in the recitals to this Agreement.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any Earn-Out or similar obligations to the extent required to be recognized as a liability on the balance sheet of such Person under GAAP, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent and the Required Lenders.

“Intercreditor Agreement” means the intercreditor agreement, dated as of the Closing Date, by and among the Agent, the ABL Agent, the other agents party thereto (if any), and the Loan Parties, as may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers and their Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending three (3) months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is three (3) months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of covenant compliance, the amount of any outstanding Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value, or write-ups, write-downs, or write-offs of such Investment, net of any repayments thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (e) Agent’s and Lenders’ reasonable, documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (f) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Loan Documents, irrespective of whether such amendments, waivers or modifications become effective, and (g) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral (provided, that, in each case, the fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to one primary counsel to Agent, one primary counsel to the Lenders, taken as a whole, one local counsel to Agent and Lenders taken as a whole in each reasonably necessary jurisdiction, one specialty counsel to Agent and Lenders taken as a whole in each reasonably necessary specialty area, and one or more additional counsel in each relevant jurisdiction for those Lenders similarly situated solely in the case of an actual or potential conflict of interest).

“Lender Group Representatives” has the meaning specified therefor in Section 17.8(a) of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, successors and assigns and the officers, direct and indirect owners, directors, employees, agents, advisors, attorneys, controlling persons and members of each of the foregoing.

“LIBOR Deadline” has the meaning specified therefor in Section 2.8(b)(i) of this Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit C to this Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.8(a) of this Agreement.

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below 1.50%, then the rate shall be deemed to be 1.50%). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

If at any time Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.8(d) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.8(d) have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans in Dollars, then the LIBOR Rate shall be (x) replaced by a comparable successor rate that is, at such time, broadly accepted by the syndicated loan market in Dollars in lieu of the LIBOR Rate set forth herein as determined by Agent or (y) if no such broadly accepted comparable successor rate exists at such time, a successor index rate as Agent may reasonably determine, and Agent and the Borrowers shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, the Required Lenders have delivered to Agent written notice that such Required Lenders do not accept such amendment.

“LIBOR Rate Loan” means a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, the sum of (a) Availability and (b) unrestricted cash and Cash Equivalents of the Loan Parties that are deposited in a Deposit Account or Securities Account, as applicable, subject to a Control Agreement (to the extent required to be subject to a Control Agreement pursuant to Section 5.10 or Section 5.11) as of such date.

“Loan” means the Term Loans, the Delayed Draw Term Loans and any other extension of credit by a Lender to Borrowers under Article 2.

“Loan Documents” means this Agreement, the Control Agreements, any Collateral Access Agreement, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Note or Notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, any Mortgage, any copyright security agreement, any patent security agreement, any trademark security agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, results of operations, properties, assets or liabilities of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Agent or any Lender under the Loan Documents (including, without limitation, the Lender Group’s ability to enforce the Obligations or realize upon the Collateral), or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of the Loan Documents, or (d) a material adverse change in, or a material adverse effect upon, the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means, with respect to any Person, each contract (other than a Loan Document) to which such Person is a party as to which the breach, non-performance, or cancellation by any party thereto would have a Material Adverse Effect.

“Maturity Date” means October 1, 2023.

“Maximum Credit” has the meaning provided in the ABL Credit Agreement.

“Measurement Period” means, at any date of determination, the most recently completed four (4) consecutive fiscal quarter period for which financial statements were required to have been delivered pursuant to the terms of this Agreement.

“Merger” has the meaning specified therefor in the recitals to this Agreement.

“Merger Agreement” has the meaning specified therefor in the recitals to this Agreement.

“Merger Sub” has the meaning specified therefor in the recitals to this Agreement.

“Moody’s” has the meaning specified therefor in the definition of “Cash Equivalents”.

“Mortgages” means, collectively, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust encumbering the material Real Property of the Borrowers or any of the other Loan Parties for the benefit of Agent and the Lenders as security for Obligations, in each case, in form and substance reasonably satisfactory to the Required Lenders.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries of assets or any Casualty Event, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (a) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (i) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (ii) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition, (b) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such Disposition or Casualty Event, (c) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such Disposition or Casualty Event, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (d) all amounts that are set aside as a reserve (i) for adjustments in respect of the purchase price of such assets, (ii) for any liabilities associated with such Disposition or Casualty Event, to the extent such reserve is required by GAAP, and (iii) for the payment of unassumed liabilities relating to the assets Disposed of at the time of, or within 30 days after, the date of such Disposition, to the extent that in each case the funds described above in this clause (d) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of the Controlling Agent, and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.2(d) of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve; provided that, ICD and its Subsidiaries shall be entitled to reinvest any part of such proceeds (other than proceeds received in connection with the sale or other Disposition of Rig Fleet Equipment), in assets (other than current assets) useful for its business within 365 days of such receipt, and such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent such proceeds are not so used within 365 days of such receipt; provided, however, that no proceeds (other than proceeds received in connection with the sale or other Disposition of Rig Fleet Equipment) realized in (x) a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds net of the amounts described in clauses (a) through (d) above shall exceed $1,000,000 (it being understood and agreed that transactions involving the same types of assets (A) during a defined time period or frequency or (B) with the same transferees shall constitute a series of related transactions), and (y) all such transactions shall constitute Net Cash Proceeds unless such proceeds net of the amounts described in clauses (a) through (d) above shall exceed $5,000,000 in the aggregate, and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by ICD or any of its Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.1 of this Agreement.

“Notes” means the promissory notes of each Borrower payable to the order of the applicable Lender evidencing the applicable Loan made by such Lender, in form and substance satisfactory to such Lender.

“Notice of Borrowing” shall have the meaning set forth in Section 3.2(b).

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal, within the meaning of Section 4201 of ERISA, of any Loan Party or ERISA Affiliate from a Multiemployer Plan, (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is reasonably expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including

Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a material liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a material liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

“Obligations” means all loans (including the Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to letters of credit (irrespective of whether contingent), premiums (including, without limitation, Prepayment Premium), Funding Losses, if any, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) Lender Group Expenses, (iv) fees payable under this Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Other Connection Taxes” means, with respect to any Lender, Participant or Recipient Agent, Taxes imposed as a result of a present or former connection between such Lender, Participant or Recipient Agent and the jurisdiction or taxing authority imposing the Tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar excise or other Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(a) as of the date of any such transaction or payment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

(b) as of the date of any such transaction or payment, and after giving effect thereto, either:

(i) the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less twenty-five percent (25%) of the Maximum Credit and, after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Excess Availability shall be not less than such amount; or

(ii) both (A) the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than twenty percent (20%) of the Maximum Credit and, after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Excess Availability shall be not less than such amount, and (B) as of the date of any such transaction or payment, and after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio of ICD and its Subsidiaries for the immediately preceding twelve (12) consecutive fiscal months ending on the last day of the applicable fiscal period prior to the date of such payment or transaction for which the Lenders have received financial statements shall be at least 1.00 to 1.00; and

(c) the Lenders shall have received a certificate of an Authorized Person of the Administrative Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” means that certain Perfection Certificate, dated as of the date hereof, by each Loan Party in favor of the Agent, in form and substance satisfactory to the Agent and the Required Lenders.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition,

(b) after giving pro forma effect to such Acquisition, the Loan Parties shall have complied with their obligations in Section 7,

(c) such Acquisition shall have been approved by the Board of Directors of the Person which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law,

(d) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness,

(e) Borrowers have provided Lenders with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form (including as to scope and underlying assumptions) reasonably satisfactory to the Required Lenders; provided that such due diligence package shall only be required to be delivered by Borrowers for Acquisitions with a Purchase Price in excess of $5,000,000,

(f) Borrowers have provided Lenders with written notice of the proposed Acquisition at least fifteen (15) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to the Required Lenders,

(g) the assets being acquired (other than a de minimis amount of assets in relation to the total assets of the Borrowers and their Subsidiaries), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto,

(h) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States,

(i) the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.10 or Section 5.11 of this Agreement, as applicable, of this Agreement and, in the case of an acquisition of Equity Interests, the Person whose Equity Interests are acquired shall become a Loan Party and the applicable Loan Party shall have demonstrated to the Lenders that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(j) the aggregate cash Purchase Price paid by or on behalf of the Borrowers and their Subsidiaries for any such Acquisition (excluding any Acquisition funded solely with the proceeds of equity contributions), when aggregated with the aggregate cash Purchase Price paid by or on behalf of the Borrowers and their Subsidiaries for all other Acquisitions made by the Borrowers and their Subsidiaries in accordance with this definition, shall not exceed $25,000,000.

“Permitted Discretion” means, with respect to any Person, a determination or judgment by such Person made exercising reasonable (from the perspective of a secured asset-based lender) credit or business judgment in good faith.

“Permitted Dispositions” means:

(a) sales, abandonment, or other Dispositions of Equipment (excluding Rig Fleet Equipment) that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Borrowers,

(k) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m) the making of Permitted Investments,

(n) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party,

(o) dispositions of Equipment (excluding Rig Fleet Equipment) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the Net Cash Proceeds of such disposition are applied within 365 days following the applicable Loan Party’s or Subsidiary’s receipt of such Net Cash Proceeds to the purchase price of Equipment useful in the Loan Parties’ business; provided, that (A) to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral, (B) the applicable Loan Party or its Subsidiary receives at least the fair market value of the assets so disposed, and (C) if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period, an amount equal to such remaining portion shall be applied within five (5) Business Days of the last day of such 365-day period in accordance with Section 2.2(d)(i),

(p) sales or other dispositions of Rig Fleet Equipment not to exceed $25,000,000 in the aggregate in any fiscal year, so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, and (ii) each such sale or disposition is in an arm’s-length transaction with a third party and the applicable Loan Party or its Subsidiary receives at least the fair market value of the assets so disposed,

(q) sales or other dispositions of assets (excluding Rig Fleet Equipment, other Equipment and, except as permitted by clause (f) above, the sale or discount of accounts receivable) not otherwise permitted in clauses (a) through (q) above so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (ii) each such sale or disposition is in an arm’s-length transaction and the applicable Loan Party or its Subsidiary receives at least the fair market value of the assets so disposed, and (iii) the consideration received by the applicable Loan Party or its Subsidiary consists of at least 75% cash and Cash Equivalents and is paid at the time of the closing of such sale or disposition, and

(r) sales or other dispositions of assets (excluding Rig Fleet Equipment and, except as permitted by clause (f) above, the sale or discount of accounts receivable) not otherwise permitted in clauses (a) through (q) above not exceeding $5,000,000 during the term of this Agreement.

“Permitted Holder” means MSD PCOF Partners IV, LLC and its Affiliates.

“Permitted Indebtedness” means:

(a) Indebtedness in respect of the Obligations,

(b) Indebtedness as of the Closing Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions,

(f) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services,

(g) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(h) to the extent constituting Indebtedness, Permitted Investments,

(i) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(j) unsecured Indebtedness of any Loan Party or its Subsidiaries, in an aggregate outstanding amount not to exceed $10,000,000, in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to the Required Lenders,

(k) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(l) unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of ICD that has been issued to such Persons permitted by Section 6.7,

(m) Indebtedness under the ABL Documents and, to the extent not prohibited by the Intercreditor Agreement, any Refinancing Indebtedness thereof, in each case in an aggregate principal amount not to exceed the ABL Cap (as defined in the Intercreditor Agreement),

(n) Indebtedness owed to any Person to finance property, casualty, liability or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(o) the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

(p) unsecured Acquired Indebtedness in an amount not to exceed $15,000,000 outstanding at any one time so long as (i) the aggregate annual amortization with respect to such Acquired Indebtedness does not exceed 2.5% of the principal amount of such Acquired Indebtedness and (ii) such Acquired Indebtedness does not have any principal payments being made prior to the date that is six (6) months after the Maturity Date, and

(q) any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $15,000,000.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, and (c) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as (i) the parties thereto are party to an Intercompany Subordination Agreement and (ii) in the case of clause (c), such Indebtedness is permitted by clause (m) of the definition of “Permitted Indebtedness”.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases and acquisitions of Inventory, supplies, materials, equipment, goods, services, contract rights, or licenses or leases of intellectual property, in each case, in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement,

(f) guarantees permitted under the definition of “Permitted Indebtedness”,

(g) Permitted Intercompany Advances,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in ICD so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in ICD, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time,

(k) Permitted Acquisitions,

(l) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of ICD),

(m) Investments resulting from entering into (i) bank product agreements or (ii) Hedge Agreements permitted by clause (o) of the definition of “Permitted Indebtedness”,

(n) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p) Investments consisting of non-cash consideration received in connection with Permitted Dispositions, so long as the non-cash consideration received in connection with any Permitted Disposition does not exceed 25% of the total consideration received in connection with such Permitted Disposition,

(q) Investments consisting of the licensing or contribution of intellectual property, in each case, on a non-exclusive basis, pursuant to joint marketing arrangements with other Persons,

(r) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder,

(s) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Loan Party or any of its Subsidiaries,

(t) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $5,000,000, and

(u) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in the form of cash in an aggregate amount not to exceed the portion, if any, of the Available Amount that the Loan Parties elect to apply to this clause (u), such election to be specified in a written notice of an Authorized Person of the Administrative Borrower calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof to be so applied.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d) Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) Liens on fixed or capital assets or the interests of lessors under Capital Leases permitted under clause (c) of the definition of “Permitted Indebtedness” and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure ICD’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure ICD’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure ICD’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o) Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(p) Liens on Collateral securing the Indebtedness permitted under clauses (f), (m) or (o) of the definition of “Permitted Indebtedness” to the extent such Liens are subject to the Intercreditor Agreement, and

(q) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent (i) such financing is permitted under clause (n) the definition of “Permitted Indebtedness” and (ii) the aggregate amount of Indebtedness secured by such Liens does not exceed $5,000,000.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent and the Required Lenders are satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) at the time of, or within 60 days after, the acquisition of any fixed assets (other than Rig Fleet Equipment) for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding not in excess of $15,000,000 at any one time.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.8(c) of this Agreement.

“Prepayment Premium” means as of any Settlement Date, an amount equal to the percentage of the Called Principal of the Loans set forth in the table below opposite the applicable period in which a prepayment occurs:

Period	Percentage of Called Principal of the Loans
The date following the Closing Date through and including the second anniversary of the Closing Date	2%

The date following the second anniversary of the Closing Date through and including the third anniversary of the Closing Date	1%

At all times after the third anniversary of the Closing Date	0%

“Projections” means Borrowers’, on a Consolidated basis, forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to each Lender, as of any date of determination, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the applicable Loan or Loans of such Lender on such date and the denominator of which is the amount of the applicable Loan or Loans on such date.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Equity Interests” means and refers to any Equity Interests issued by ICD (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Recipient Agent” means an agent that receives payments on behalf of the Lenders and the Participants.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” has the meaning set forth in the definition of “EBITDA”.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness (other than Indebtedness in respect of the Obligations) so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor (except in the case of ABL Indebtedness) are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders, nor (in the case of ABL Indebtedness) are they on terms and conditions which contravene the Intercreditor Agreement,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment and/or lien priority to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured,

(f) if the Indebtedness (other than ABL Indebtedness) that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended, and

(g) if the Indebtedness that is refinanced, renewed or extended was ABL Indebtedness, the Liens securing such refinancing, renewal or extension shall be subject to the Intercreditor Agreement.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.9(b) of this Agreement.

“Replacement Notice” has the meaning specified therefor in Section 14.2 of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of the Loans at such time.

“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by ICD or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving such Person) or to the direct or indirect holders of Equity Interests issued by ICD or any of its Subsidiaries (other than dividends or distributions payable in Qualified Equity Interests issued by ICD or any of its Subsidiaries), (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving such Person) any Equity Interests issued by ICD or any of its Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of ICD or any of its Subsidiaries now or hereafter outstanding.

“Rig” means any land-based drilling and workover rig owned by any Loan Party, together with all Rig Accessories that are installed on or affixed to such Rig.

“Rig Accessories” means pumps, drilling equipment, machinery, equipment, forklifts, bulldozers and other parts necessary or useful for the drilling operation of any Rig.

“Rig Fleet Equipment” means any Loan Party’s Rigs and partial Rigs and Equipment related to such Rigs and partial Rigs.

“Sanctioned Entity” means (a) a country, territory or region or a government of a country, territory or region, (b) an agency of the government of a country, territory or region (c) an organization directly or indirectly controlled by a country, territory or region or its government, or (d) a Person resident in or determined to be resident in a country, territory or region in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country, territory or region sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of “Cash Equivalents”.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement Date” means, with respect to any Called Principal of the Loans, the date on which such Called Principal is to be prepaid pursuant to Section 2.2(c) or Section 2.2(d)(i) or has become or is declared to be immediately due and payable pursuant to Section 9.1, as the context requires.

“Sidewinder” has the meaning specified therefor in the recitals to this Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Merger Agreement Representations” means the representations made by or on behalf of Sidewinder, its Subsidiaries and their respective businesses in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Merger Sub (or any of its applicable Affiliates) has the right to terminate its (or their) obligations under the Merger Agreement or decline to consummate the Merger as a result of the breach of such representations.

“Specified Representations” means the representations and warranties set forth in Sections 4.1(a)(ii), 4.2(b)(i) (as it relates to no conflict with the Governing Documents of any Loan Party and laws or regulations applicable to any Loan Party), 4.2(b)(ii) (as it relates to no conflict with Material Contracts that relate to Indebtedness), 4.2(a) and 4.4(a) (in each case, as it relates to the due authorization, execution, delivery and performance of the Loan Documents and enforceability thereof), 4.4(b), 4.9, 4.13(b), 4.16, 4.17 and 4.18 (solely as to the last sentence thereof).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or additions to tax with respect thereto.

“Term Loan” has the meaning specified therefor in the recitals to this Agreement.

“Term Loan Commitment” means the obligation of each Lender to make a Term Loan to Borrowers pursuant to Section 2.1(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule C under the caption “Term Loan Commitment”.

“Term Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Total DDTL Commitment” means the sum of the DDTL Commitments. On the Closing Date, the Total DDTL Commitment shall be $15,000,000 as set forth on Schedule C.

“Total Net Leverage Ratio” means as of any date of determination, the ratio of (a) (i) the aggregate principal amount of Indebtedness of the Borrowers and their Subsidiaries on a Consolidated basis outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties that is deposited in a Deposit Account or Securities Account, as applicable, subject to a Control Agreement as of such date, not to exceed $10,000,000, as included on the Consolidated balance sheet of the Borrowers and their Subsidiaries as of such date to (b) EBITDA for the latest Measurement Period ending prior to such date, calculated for ICD on a Consolidated basis.

“Trigger Period” means a period (a) commencing on the first date that Availability is less than $5,000,000 at any time that a Delayed Draw Term Loan is outstanding and (b) ending on the earlier of the date on which (i) Availability equals or exceeds $5,000,000 for thirty (30) consecutive days, as certified by Borrowers to the Lenders in a certificate in form and substance reasonably satisfactory to the Required Lenders and (ii) no Delayed Draw Term Loans remain outstanding and all DDTL Commitments have terminated.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any revolving loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“United States” means the United States of America.

“Unused DDTL Commitment Fee” shall have the meaning set forth in Section 2.7(b).

“Voidable Transfer” has the meaning specified therefor in Section 17.7 of this Agreement.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent, Lenders, the Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Loan Parties after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein (including, without limitation, any financial covenants set forth in Section 7) shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit, and (c) leases shall continue to be classified and accounted for on a basis consistent with that reflected in the annual audited financial statements delivered to the Agent and Lenders prior to the Closing Date for the fiscal year ended December 31, 2017 for all purposes of this Agreement, notwithstanding any Accounting Change relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such Accounting Changes, as provided for above.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other

Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, the Loans, together with the payment of any premium (including, without limitation, any Prepayment Premium) and Funding Losses applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, and (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7 Pro Forma Calculation. Whenever pro forma effect is to be given to a Permitted Acquisition, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Administrative Borrower and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Permitted Acquisition, in each case calculated in the manner described, and subject to the limitations contained, in the definition of “EBITDA”.

2. THE LOANS AND TERMS OF PAYMENT.

2.1 The Loans.

(a) Term Loan. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make, on the Closing Date, a single Term Loan to Borrowers in an amount equal to such Lender’s Term Loan Commitment; provided that such Term Loan shall be funded net of additional interest in an amount equal to 2.0% of such Term Loan Commitment, which additional interest shall be non-refundable and deemed to be fully earned on the Closing Date. Each of the Lenders and the Borrowers agree that, for federal income Tax purposes, the principal amount of such Lender’s Term Loan is equal to such Lender’s Term Loan Commitment. Upon satisfaction of the applicable conditions set forth in Section 3.1, Agent shall make, and Borrowers hereby direct Agent to make, all funds received by the Lenders available to Borrowers, or their designees pursuant to the Flow of Funds Memorandum, in like funds as received by Agent by wire transfer of such funds in accordance with the Flow of Funds Memorandum. The Term Loan Commitment of each Lender shall automatically terminate immediately after its Term Loan is advanced on the Closing Date. Borrowers may not borrow, repay, and reborrow the Term Loan.

(b) Delayed Draw Term Loans.

(i) Requests. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender with a DDTL Commitment severally agrees to make term loans to Borrowers from and after the Closing Date until the earlier to occur of the date on which the Total DDTL Commitment has been drawn or the Maturity Date (such earlier date, the “DDTL Commitment Expiration Date”). At any time prior to the DDTL Commitment Expiration Date, the Borrowers may, pursuant to a Notice of Borrowing timely delivered hereunder, borrow one or more loans in an initial principal amount of not less than $5,000,000 and multiples of $100,000 in excess thereof (each a “Delayed Draw Term Loan”); provided that each such Delayed Draw Term Loan shall be funded net of additional interest in an amount equal to 2.0% of the amount of such Delayed Draw Term Loan, which additional interest shall be non-refundable and deemed to be fully earned on the date of Borrowing of such Delayed Draw Term Loan. Each of the Lenders and the Borrowers agree that, for federal income Tax purposes, the principal amount of each of such Lender’s Delayed Draw Term Loans is equal to such Lender’s Pro Rata Share of the Total DDTL Commitment with respect to each such Delayed Draw Term Loan. Borrowers may not borrow, repay, and reborrow any Delayed Draw Term Loan.

(ii) Conditions. The effectiveness of any Borrowing of a Delayed Draw Term Loan shall be subject to the satisfaction of the following conditions (in addition to all other conditions to the funding of Delayed Draw Term Loans set forth in this Agreement) as of the date such Borrowing is to be effective:

(A) immediately after giving effect to such Delayed Draw Term Loan, the outstanding principal amount of all Delayed Draw Term Loans shall not exceed the Total DDTL Commitment;

(B) proceeds of the Delayed Draw Term Loan shall be used by the Borrowers solely in accordance with Section 6.11; and

(C) each of the conditions set forth in Section 3.2 shall have been satisfied.

(iii) Terms. Any Delayed Draw Term Loan shall have the same pricing and maturity as the Term Loan funded on the Closing Date.

(iv) Required Amendments. The Delayed Draw Term Loans and DDTL Commitments established pursuant to this Section 2.1(b) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien or make a guarantee. The Loan Parties shall take any actions reasonably required by the Required Lenders to ensure that the Liens and security interests granted by the Guaranty and Security Agreement or such other Loan Document continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments to the extent provided in Section 5.11. Each of the parties hereto hereby agrees that the Required Lenders may, in consultation with the Borrowers, take any and all action as may be reasonably necessary to ensure that all Delayed Draw Term Loans are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of Term Loans that are LIBOR Rate Loans to be converted into a Borrowing of Term Loans that are Base Rate Loans on the date of each such Delayed Draw Term Loan, or by allocating a portion of each such Delayed Draw Term Loan to each outstanding Borrowing of Term Loans that are LIBOR Rate Loans on a pro rata basis. Any conversion of LIBOR Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 2.8.

2.2 Payments; Prepayments.

(a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and subject to Section 2.2(f), all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders.

(ii) Subject to Section 2.2(b)(v) and Section 2.2(d), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,

(C) third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D) fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(E) fifth, ratably, to pay interest accrued in respect of the Loans, until paid in full,

(F) sixth, ratably, to pay the principal of the Loans, until paid in full,

(G) seventh, to pay any other Obligations, until paid in full, and

(H) eighth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.2(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.2, “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, Prepayment Premium, other premium, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.2 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.

(c) Optional Prepayments.

(i) The Borrowers may, upon written notice to the Agent as provided in clause (iii) below, at any time or from time to time, voluntarily prepay the Loans at 100% of the Called Principal of the Loans, plus the Prepayment Premium and any Funding Losses, in each case, to the extent applicable, plus the interest accrued and unpaid thereon; provided that (A) any prepayment of a LIBOR Rate Loan shall be in a minimum Called Principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and (B) any prepayment of a Base Rate Loan shall be in a minimum Called Principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

(ii) Borrowers shall give the Agent written notice of any prepayment to be made pursuant to Section 2.2(c) at least ten (10) Business Days, and not more than thirty (30) days, prior to the Settlement Date specifying:

(A) the Settlement Date;

(B) the aggregate amount of the Called Principal of the Loans, the accrued and unpaid interest thereon and the applicable Prepayment Premium, if any; and

(C) that such prepayment is to be made pursuant to Section 2.2(c).

Upon the giving of such notice, the Called Principal of the Loans together with the Prepayment Premium, if any, the Funding Losses, if any, and the interest accrued and unpaid thereon to the Settlement Date shall become due and payable on the Settlement Date.

The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) Mandatory Prepayments.

(i) Dispositions. If (x) ICD or any of its Subsidiaries Disposes of any property or assets consisting of Term Priority Collateral or, after the Discharge of ABL Priority Obligations, ABL Priority Collateral (other than any Disposition of any property or assets permitted by clauses (a)-(i) and (k)-(o) (subject to the proviso contained therein), inclusive, of the definition of “Permitted Disposition”), or (y) any Casualty Event occurs with respect to any property or assets consisting of Term Priority Collateral or, after the Discharge of ABL Priority Obligations, ABL Priority Collateral, which results in the realization or receipt by ICD or any of its Subsidiaries of Net Cash Proceeds, such Person shall, subject to the terms of the Intercreditor Agreement, cause to be prepaid an aggregate principal amount of the Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom, plus the Prepayment Premium, on or prior to the date which is five (5) Business Days after the date of the realization or receipt by such Person of such Net Cash Proceeds.

(ii) Debt Securities. If ICD or any of its Subsidiaries incurs or issues any Indebtedness after the Closing Date that is not otherwise permitted to be incurred pursuant to Section 6.1, the Borrowers shall cause to be prepaid an aggregate principal amount of the Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom, plus the Prepayment Premium, immediately upon receipt by ICD or any of its Subsidiaries of such Net Cash Proceeds; provided, that such prepayment shall not be deemed to cure any Default or Event of Default resulting from the incurrence of such Indebtedness.

(e) Notice of Mandatory Prepayments. The Borrowers shall notify the Agent in writing of any mandatory prepayment under Section 2.2(d) two (2) Business Days prior to the prepayment date. Upon receipt of such notice, the Agent shall promptly notify the Lenders in writing of such prepayment.

(f) Declined Proceeds. Any Lender may elect to decline the entire portion of the prepayment of the Loans pursuant to Section 2.2(d) (such declined amounts, “Declined Proceeds”) by delivering written notice to the Agent of such election one (1) Business Day prior to the date of such prepayment, in which case, the Borrowers shall have the right, but not the obligation, to either (i) make an optional prepayment on the Loans in accordance with Section 2.2(c) held by such Lender in an amount equal to the Declined Proceeds by such Lender, or (ii) retain such Declined Proceeds. In the absence of delivery of a notice declining any prepayment by any Lender within the time frame set forth in this clause (f), such Lender shall automatically be deemed to have accepted such payment.

(g) Application of Payments. Each prepayment of the Loans pursuant to Section 2.2(c) and Section 2.2(d) shall be paid to the applicable Lenders in accordance with their respective Pro Rata Shares of such prepayment.

2.3 Promise to Pay; Promissory Notes.

(a) Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor is made by Agent. Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.3(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Term Loan or Delayed Draw Term Loans made by it be evidenced by one or more Notes. In such event, Borrowers shall execute and deliver to such Lender the requested Notes payable to the order of such Lender. Thereafter, the portion of the Loans evidenced by such Notes and interest thereon shall at all times be represented by one or more Notes payable to the order of the payee named therein.

2.4 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.4(b) below, (i) a LIBOR Rate Loan shall bear interest, on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin for such LIBOR Rate Loan, and (ii) a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for such Base Rate Loan.

(b) Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), the Loans and all Obligations shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder.

(c) Payment. Except to the extent provided to the contrary in Section 2.7 or Section 2.8(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (y) the date on which demand therefor is made by Agent.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue (which will result in more interest being paid than if computed on the basis of a 365-day year). In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. ICD, Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5 Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.6 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Loans, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.5, the Loan Account will be credited with all payments received by

Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.7 Fees.

(a) Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) DDTL Fees. Borrowers shall pay to Agent, for the account of each Lender with a DDTL Commitment, in accordance with such Lender’s Pro Rata Share of the Total DDTL Commitment, a commitment fee (the “Unused DDTL Commitment Fee”) calculated at the rate of 1.00% per annum on the average daily Total DDTL Commitment during each fiscal quarter or portion thereof from the Closing Date to the DDTL Commitment Expiration Date. The Unused DDTL Commitment Fee shall be payable quarterly in arrears on the first day of each April, July, October and January and on the DDTL Commitment Expiration Date or any earlier date on which the DDTL Commitments shall terminate.

2.8 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.8(b) below (the “LIBOR Option”) to have interest on all or a portion of any Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on a LIBOR Rate Loan shall be payable on the last day of the Interest Period applicable thereto. On the last day of each applicable Interest Period, unless Borrowers have otherwise notified Agent and the Lenders, the interest rate applicable to a LIBOR Rate Loan automatically shall continue as a LIBOR Rate Loan for the same Interest Period. At any time that an Event of Default has occurred and is continuing, at the written election of Agent or the Required Lenders, Borrowers no longer shall have the option to request that any Loan bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for the applicable Loan pursuant to this Section 2.8(b) shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with a LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of such LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of such LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay such LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.8 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Unless the Required Lenders, in their sole discretion, agree otherwise, Borrowers shall have not more than two LIBOR Rate Loans in effect at any given time.

(c) Conversion; Prepayment. Borrowers may convert a LIBOR Rate Loan to a Base Rate Loan or prepay a LIBOR Rate Loan at any time; provided, that in the event that a LIBOR Rate Loan is converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.2(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.8(b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loan of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.8(b)(ii)).

(ii) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain a LIBOR Rate Loan or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loan of such Lender that is outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loan, and interest upon the LIBOR Rate Loan of such Lender thereafter shall accrue interest at the rate then applicable to a Base Rate Loan, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.9 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on such Lender’s, or such holding companies’ capital or liquidity as a consequence of such Lender’s Loans, participations or other obligations hereunder to a level below that which such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.9(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate a Lender pursuant to this Section 2.9(a) for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.8(d)(i) or amounts under Section 2.9(a) or sends a notice under Section 2.8(d)(ii) relative to changed circumstances (such Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.8(d)(i) or Section 2.9(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining a LIBOR Rate Loan, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.8(d)(i) or Section 2.9(a), as applicable, or to enable Borrowers to obtain a LIBOR Rate Loan, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.8(d)(i) or Section 2.9(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.8(d)(i) or Section 2.9(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain a LIBOR Rate

Loan, may designate a substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Section 2.8(d) and Section 2.9 shall be available to each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.9 if it shall not at the time be the general policy or practice of such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.10 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.10), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d) The Obligations of each Borrower under the provisions of this Section 2.10 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.10(d)) or any other circumstances whatsoever.

(e) Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notices regarding the Loans under this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.10 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.10, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.10 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.10 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.10 are made for the benefit of Agent, each member of the Lender Group, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.10 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.10 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.10, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any other member of the Lender Group against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Extension of Credit. The obligation of each Lender to make its Term Loan hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to Delayed Draw Term Loans.

(a) No Default; Representations and Warranties. The obligation of each Lender to make any Delayed Draw Term Loans hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, that at the time of each such Borrowing and also after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing prior to and immediately after giving effect to such Delayed Draw Term Loan, the application of the proceeds therefrom and any acquisition or investment consummated in connection therewith, (ii) all representations and warranties made by each Loan Party contained herein and in the other Loan Documents shall be true and correct in all material respects, in each case, with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that in the case of any representation or warranty that expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided, further, that if any of the representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representations shall be true and correct in all respects, and (iii) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, such Borrowing shall have been issued and remain in force by any Governmental Authority against the Borrowers, the Agent or any Lender. The acceptance of the benefits of each Borrowing shall constitute a representation and warranty by each Loan Party to each of the Lenders that all the applicable conditions specified above are satisfied as of that time.

(b) Notice of Borrowing. The Borrowers shall give the Agent prior written notice (or telephonic notice promptly confirmed in writing) prior to 1:00 p.m. (New York time) at least ten (10) Business Days’ prior to each Borrowing of Delayed Draw Term Loans. Such notice shall be substantially in the form of Exhibit D (each, a “Notice of Borrowing”), shall be irrevocable and shall specify (i) the aggregate principal amount of the Delayed Draw Term Loan to be made, (ii) the date of the Borrowing and (iii) whether the Delayed Draw Term Loan shall consist of Base Rate Loans and/or LIBOR Rate Loans. The Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Delayed Draw Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

3.3 Effect of Maturity. On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens to secure the Obligations previously filed by or on behalf of Agent, in each case as requested by Borrowers in writing.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.

(c) Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(d) to this Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure of which to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) money, (ii) letter-of-credit rights (other than supporting obligations), (iii) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), (iv) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(v) of the Guaranty and Security Agreement, and (v) in respect of motor vehicles that are subject to a certificate of title, and subject only to the filing of financing statements, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, Liens securing Permitted Purchase Money Indebtedness, or the interests of lessors under Capital Leases and in the case of ABL Priority Collateral, subject to Liens permitted under clause (p) of the definition of “Permitted Liens”.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of ICD or any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of ICD or any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries.

4.7 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8 No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Loan Parties to Agent or any Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, ICD’s and its Subsidiaries’ or the Borrowers’ and their Subsidiaries’, as applicable, consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2017, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9 Solvency.

(a) The Loan Parties, taken as a whole, are Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement, the other Loan Documents or the ABL Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10 Employee Benefits.

(a) Except as set forth on Schedule 4.10, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan.

(b) Each Loan Party and each of the ERISA Affiliates has complied with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan, except for such compliance failures that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Each Employee Benefit Plan (other than a Multiemployer Plan) is, and has been, maintained in compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan, except for such compliance failures that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) Each Employee Benefit Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion or advisory letter provided under a volume submitted or prototype program. To the knowledge of each Loan Party and the ERISA Affiliates, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.

(e) No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is reasonably expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f) No Notification Event exists or has occurred in the past six (6) years, except for such events that either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

(g) No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11 Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement, (a) to the knowledge of each Borrower, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (c) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability, that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.11 to this Agreement, to the knowledge of each Borrower, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or listed as a Hazardous Materials disposal site under applicable Environmental Laws.

4.12 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided that, in the case of information with respect to Sidewinder, the foregoing representations are limited to the knowledge of ICD. The Projections delivered to Lenders prior to the Closing Date represent, and as of the date on which any other Projections are delivered to Lenders, such additional Projections represent, Loan Parties’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Loan Parties to be reasonable at the time of the delivery thereof to Lenders (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Loan Parties’ good faith estimate, projections or forecasts based on methods and assumptions which Loan Parties believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

4.14 Indebtedness. Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries (other than Indebtedness in respect of the Existing Letters of Credit, as defined in the ABL Credit Agreement) outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15 Payment of Taxes. Except for failures that could not reasonably be expected, either individually or in the aggregate to result in a Material Adverse Effect, all Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable except those subject to a Permitted Protest. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with Section 4.8 for all Taxes not yet due and payable in accordance with Section 4.8. No Borrower knows of any proposed material Tax assessment against a Loan Party or any of its

Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16 Margin Stock. Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.

4.17 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor any officer or director of such Loan Party or such Subsidiary nor, to the knowledge of such Loan Party, any employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries and their respective officers and directors, and to the knowledge of each such Loan Party, each employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of the Loans made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender or other individual or entity participating in any transaction).

4.19 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of ICD or any Borrower, threatened in writing against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.21 Location of Inventory. The Inventory of ICD and its Subsidiaries is located only at, or in-transit between or temporarily at a customer’s location in connection with the providing of services to such customer, the locations identified on Schedule 4.21 to this Agreement (as such Schedule may be updated pursuant to Section 5.13).

4.22 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.23 Material Contracts. Schedule 4.23 sets forth all Material Contracts to which any Loan Party is a party as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Lenders on or before the Closing Date, subject to confidentiality restrictions contained therein. The Loan Parties are not in breach or in default of or under any Material Contract which would reasonably likely result in a Material Adverse Effect and have not received any written notice of the intention of any other party thereto to terminate any Material Contract prior to the end of its current term.

4.24 ABL Documents. As of the Closing Date, the Loan Parties have delivered to Agent and Lenders a complete and correct copy of the ABL Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith, but excluding the fee letter entered into by the ABL Agent in connection with the ABL Documents). All Obligations constitute Indebtedness entitled to the benefits of the provisions contained in the Intercreditor Agreement.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until the payment in full of the Obligations:

5.1 Financial Statements, Reports, Certificates. ICD (a) will deliver to each Lender each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, provided, however, that if any Lender notifies ICD of such Lender’s election not to receive such financial statements, reports, and other items, ICD shall not deliver such financial statements, reports, and other items to such Lender, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of ICD, (c) agree to maintain a system of accounting that enables Loan Parties to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to the Lenders, and with the consent of the Required Lenders.

5.2 Reporting. The Borrowers (a) will deliver to each Lender each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, provided, however, that if any Lender notifies ICD of such Lender’s election not to receive such reports, ICD shall not deliver such reports to such Lender and (b) agree to use commercially reasonable efforts in cooperation with Agent and Lenders to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5 Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than to the extent that the validity of such Tax is the subject of a Permitted Protest.

5.6 Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to the Required Lenders and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located, including all risk physical loss or damage property insurance (including water damage, domestic transit coverage, collapse coverage, coverage of fire, and rapid means of transportation coverages) with respect to any Rig (other than an individual Rig with a book value less than $5,000,000) in an amount equal to or greater than the forced liquidation value of each Rig with a deductible not greater than $250,000 per occurrence (or, in the case of a Rig with a book value greater than $20,000,000, a deductible not greater than $750,000 per occurrence), and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders. All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent or any Lender may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent or the Required Lenders may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s or any Lender’s part for obtaining and maintaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. ICD shall give Agent prompt notice of any loss exceeding $1,000,000 covered by the casualty or business interruption insurance of any Loan Party or its Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection. Each Loan Party will, and will cause each of its Subsidiaries to, permit any Lender, and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours, at Borrowers’ expense in accordance with the provisions of this Agreement; provided, however, that so long as no Default or Event of Default has occurred and is continuing, there shall occur no more than one visit or inspection per twelve (12) month period.

5.8 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9 Environmental. Each Loan Party will, and will cause each of its Subsidiaries to,

(a) Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply with all Environmental Laws other than Environmental Laws the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(c) Promptly notify Agent and Lenders of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, other than releases which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and

(d) Promptly, but in any event within ten Business Days of its receipt thereof, provide Agent and Lenders with written notice of any of the following, to the extent, in the case of clauses (ii) and (iii), any of the following could reasonably be expected to have a Material Adverse Effect: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10 Formation of Subsidiaries. Each Loan Party will, (a) at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, or (b) at any time when any direct or indirect Subsidiary of a Loan Party that was previously an Excluded Subsidiary ceases to be an Excluded Subsidiary, within fifteen (15) days of such event (or such later date as permitted by the Required Lenders in their sole discretion), (i) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent and the Required Lenders (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (ii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent and the Required Lenders; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a CFC or a FSHCO (and none of the Equity Interests of any direct or indirect Subsidiary of such CFC or FSHCO) shall be required to be pledged, and (iii) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent and the Required Lenders, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.10 shall constitute a Loan Document. For the avoidance of doubt, for all purposes under this Section 5.10, the formation and acquisition of a Person shall be deemed to include any formations and acquisitions by division; provided that compliance with the requirements of this Section 5.10 shall not cure any Default or Event of Default as a result of such division.

5.11 Further Assurances; ABL Credit Enhancements.

(a) Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent or the Required Lenders, execute or deliver to Agent any and all financing statements, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that Agent or the Required Lenders may reasonably request in form and substance reasonably satisfactory to Agent and the Required Lenders, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (subject to clause (b), other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC or FSHCO if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by the Required Lenders in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed fifteen days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Subsidiary of the Borrowers (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement).

(b) If ABL Agent or any ABL Lender is granted a Lien on any asset or property that is not Collateral, the Loan Parties shall cause the same to be granted to the Agent and Lenders, subject to the terms of the Intercreditor Agreement.

5.12 Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, except as could not reasonably be expected to result in a Material Adverse Effect, each Borrower will: (a) comply in all respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring any liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course),

(c) not participate in any prohibited transaction that could result in a civil penalty, excise tax, fiduciary liability or correction obligation under ERISA or the IRC and (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under the IRC (including Section 4980B of the IRC). Borrowers shall furnish to Agent upon Agent’s or the Required Lenders’ reasonable written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.13 Location of Inventory; Chief Executive Office. Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Inventory only at the locations identified on Schedule 4.21 to this Agreement (other than in-transit Inventory, Inventory out for repair, and Inventory temporarily stored at a customer’s location in connection with the providing of services to such customer); provided that Borrowers may amend Schedule 4.21 to this Agreement so long as such amendment occurs by written notice to Agent and the Lenders not more than ten days after the date on which such Inventory is moved to such new location and such new location is within the continental United States, and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement. Each Loan Party will, and will cause each of its Subsidiaries to, obtain Collateral Access Agreements for each of the locations for which similar agreements or waivers are delivered to the ABL Agent.

5.14 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.15 Post-Closing Covenant. Each of the Borrowers agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 5.15, as such time periods may be extended by the Required Lenders, in their sole discretion.1

[1]	NTD: Schedule to include delivery of insurance endorsements, notation of liens on Sidewinder certificated Rigs and delivery of certificates of title.

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the payment in full of the Obligations:

6.1 Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a) other than the Merger, enter into any merger, consolidation, reorganization, division, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that (x) a Borrower must be the surviving entity of any such merger to which it is a party and (y) ICD must be the surviving entity of any merger to which it is party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving,

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4,

(d) change its classification/status for U.S. federal income tax purposes, or

(e) file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable law with respect to any corporation, limited liability company, partnership or other entity).

6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, (a) convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets or (b) file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable law with respect to any corporation, limited liability company, partnership or other entity).

6.5 Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any material change in the nature of its or their business as described in Schedule 6.5 to this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6 Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a) except in connection with Refinancing Indebtedness permitted by Section 6.1, optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than

(i) the Obligations in accordance with this Agreement;

(ii) payments in respect of the ABL Indebtedness except to the extent prohibited by the terms of the Intercreditor Agreement; and

(iii) Permitted Intercompany Advances;

provided that the Loan Parties may optionally prepay or redeem Indebtedness, in an aggregate amount not to exceed the portion, if any, of the Available Amount that the Loan Parties elect to use to prepay or redeem such Indebtedness, such election to be specified in a written notice of an Authorized Person of the Administrative Borrower calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof to be so applied; provided, that each of the following conditions is satisfied: (i) no Event of Default has occurred or is continuing of would result therefrom, and (ii) after giving pro forma effect to such payment or redemption, (x) the Fixed Charge Coverage Ratio for the latest Measurement Period ending prior to such date shall be at least 1.10 to 1.00, and (y) the Total Net Leverage Ratio for the latest Measurement Period ending prior to such date shall be no greater than 3.00 to 1.00, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) the ABL Documents to the extent not prohibited by the Intercreditor Agreement, (C) Permitted Intercompany Advances, and (D) Indebtedness permitted under clauses (c) and (f) of the definition of “Permitted Indebtedness”, or

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7 Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,

(a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party,

(b) each Subsidiary of a Loan Party which is not a Loan Party may make Restricted Payments to another Subsidiary that is not a Loan Party,

(c) Loan Parties and their Subsidiaries may make Restricted Payments permitted by Section 6.3,

(d) the Loan Parties may consummate repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made or deemed to be made in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar rights in an aggregate amount not to exceed $5,000,000 during any calendar year and $15,000,000 during the term of this Agreement, provided that each of the Payment Conditions shall be satisfied prior to the making of such repurchase, redemption, acquisition or retirement, and

(e) Loan Parties may make other Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount that the Loan Parties elect to use to make a Restricted Payment, such election to be specified in a written notice of an Authorized Person of the Administrative Borrower calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof to be so applied; provided, that each of the following conditions is satisfied: (i) no Event of Default has occurred or is continuing of would result therefrom, and (ii) after giving pro forma effect to such payment, (x) the Fixed Charge Coverage Ratio for the latest Measurement Period ending prior to such date shall be at least 1.10 to 1.00, and (y) the Total Net Leverage Ratio for the latest Measurement Period ending prior to such date shall be no greater than 3.00 to 1.00.

6.8 Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9 Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10 Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(c) the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(d) transactions solely among the Loan Parties,

(e) transactions permitted by Section 6.3, Section 6.7, or Section 6.9,

(f) agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Subsidiaries to any Loan Party, and

(g) with respect to any Affiliated Lender, this Agreement and the transactions contemplated hereby.

6.11 Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of the Loans made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Facilities, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, the ABL Credit Agreement, the Merger Agreement, and the transactions contemplated hereby and thereby, in each case, as set forth in the Flow of Funds Memorandum, and (b) thereafter, to finance Permitted Investments, Permitted Acquisitions and Capital Expenditures permitted hereunder, and for working capital and general purposes of the Loan Parties and their Subsidiaries consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of the Loans will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12 Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by ICD, each Loan Party will not, and will not permit any of its Subsidiaries to, issue or sell any of its Equity Interests.

6.13 Burdensome Agreements. Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into any agreement, contract or arrangement (excluding this Agreement, the other Loan Documents, the ABL Credit Agreement and the other ABL Documents) restricting any Subsidiary of any Loan Party to pay or make dividends or distributions in cash or kind to such Loan Party, to make loans, advances or other payments of whatsoever nature to such Loan Party, or to make transfers or distributions of all or any part of its assets to such Loan Party, in each case, other than (a) restrictions existing on the Closing Date identified on Schedule 6.13 (provided this Section 6.13 shall apply to any amendment or modification expanding the scope of any such restriction or condition), (b) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under Section 6.2, (c) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Loan Party or such Subsidiary in the ordinary course of its business, (d) any other provision in any agreement relating to Permitted Indebtedness that is no more restrictive or burdensome than the comparable provision in this Agreement and (e) any restriction contained in any agreement of a Person acquired in a Permitted Investment, which restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which restriction is not applicable to any Person or the properties or assets of any Person other than the Person or the property and assets of the Person so acquired.

6.14 Employee Benefits.

(a) Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Employee Benefit Plan, agreement relating thereto or applicable law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

(c) Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Pension Plan that could reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect.

(d) Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

7. FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until the payment in full of the Obligations:

7.1 Liquidity. Loan Parties will maintain Liquidity of at least $10,000,000 at all times.

7.2 Fixed Charge Coverage Ratio. Borrowers will maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 as of the end of each Reference Period while a Trigger Period is in effect, commencing with the most recent Reference Period for which financial statements were, or were required to be, delivered hereunder prior to the commencement of such Trigger Period.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Loans;

8.2 Covenants. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (A) Sections 5.1, 5.2, 5.3 (solely if any Loan Party is not in existence or good standing in its jurisdiction of organization), 5.5 (solely with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Agent’s Liens), 5.6, 5.7 (solely if any Loan Party refuses to allow any Lender or its representatives or agents to visit any Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.13, 5.14 or 5.15 of this Agreement, (B) Section 6 of this Agreement, (C) Section 7 of this Agreement, or (D) Section 7 of the Guaranty and Security Agreement; or

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Loan Party is not in existence or good standing in its jurisdiction of organization), 5.5, 5.8, and 5.11 of this Agreement and such failure continues for a period of ten days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent or any Lender; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent or any Lender;

8.3 Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4 Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5 Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6 Default Under Other Agreements. If (a) there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $5,000,000 or more (other than the ABL Credit Agreement), and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, (b) an Event of Default (as defined in the ABL Credit Agreement) shall have occurred, (c) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party and any ABL Lender is a counterparty, or (d) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party and a Bank Product Provider (as defined in the ABL Credit Agreement) is not a counterparty and, in either event under this clause (d), the swap termination costs to be paid by such Loan Party or Subsidiary to the counterparty in accordance with the terms of such Hedge Agreement are $2,000,000 or more;

8.7 Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8 Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9 Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of Permitted Liens which are non-consensual Permitted Liens, Liens securing Permitted Purchase Money Indebtedness or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, or such Lien shall for any reason cease to be a perfected and first priority Lien (except to the extent of Permitted Liens which are non-consensual Permitted Liens, Liens securing Permitted Purchase Money Indebtedness or the interests of lessors under Capital Leases), except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $2,500,000 or (c) pursuant to the terms of the Intercreditor Agreement;

8.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11 Change of Control. A Change of Control shall occur;

8.12 ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $1,000,000, (b) an accumulated funding deficiency or funding shortfall in excess of $1,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $1,000,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $1,000,000 in the aggregate, or fails to make any Withdrawal Liability payment when due; or

8.13 Intercreditor Agreement. (a) The provisions of the Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any member of the Lender Group (under and as defined in the ABL Credit Agreement) or the ABL Agent, or (b) any Loan Party shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of the Intercreditor Agreement, or (ii) that all payments realized from the liquidation of any property of any Loan Party shall be subject to the Intercreditor Agreement.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) by written notice to Borrowers, declare the principal of, and any and all accrued and unpaid interest, fees and Prepayment Premium, if any, in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by the Notes or any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower; and

(b) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Obligations, inclusive of the principal of, together with Prepayment Premium, if any, Funding Losses, if any, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by the Borrowers.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Agent and one counsel to the Lenders, taken as a whole, and, if necessary, of one local counsel to the Agent and the Lenders taken as a whole in each relevant jurisdiction, and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for those Indemnified Persons similarly situated, taken as a whole), experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to any claims for Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of the Loans, or the use of the proceeds of the Loans (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3, in the case of any Indemnified Person, to the extent such obligation arises from (i) the fraud, gross negligence, bad faith or willful misconduct, or a material breach of the Loan Documents, by such Indemnified Person (or respective Affiliates and their respective officers, directors, employees, advisors and agents), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) any disputes solely among Indemnified Persons and not arising out of any act or omission of any Borrower or any of their Affiliates, or (iii) entering into a settlement agreement related thereto without the written consent of any Borrower (such consent not to be unreasonably withheld or delayed).

No Borrower nor any of their respective Affiliates and Subsidiaries or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an Indemnified Person to a third party) in connection with the Loans, the Loan Documents, or the transactions contemplated hereby and thereby. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by jointly and severally by each Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party, Agent or any Lender, as the case may be, they shall be sent to the respective address set forth below:

If to a Borrower:	Independence Contract Drilling, Inc. 20475 State Highway 249, Suite 300 Houston, TX 77070 Attn: Executive Vice President & Chief Financial Officer Email: pchoyce@icdrilling.com

with copies to:	Sidley Austin LLP 1000 Louisiana Street Suite 6000 Houston, TX 77002 Attn: David Buck Email: dbuck@sidley.com

If to Agent:	U.S. Bank National Association 214 N. Tryon Street, 27th Floor Charlotte, NC 28202 Attn: CDO Trust Services/ James Hanley Email: james.hanley1@usbank.com

with copies to:	Lowenstein Sandler LLP 1251 Avenue of Americas New York, NY 10020 Attn: Theodore Sica Email: tsica@lowenstein.com

If to Lenders:	MSD PCOF Partners IV, LLC
645 Fifth Avenue
21st Floor
New York, NY 10022
Attn: Marcello Liguori Email: MLiguori@msdcapital.com
with copies to:	Morgan, Lewis & Bockius LLP
One State Street
Hartford, Connecticut 06103
Attn: Daniel I. Papermaster, Esq.
Email: daniel.papermaster@morganlewis.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF

NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, DIRECT OR INDIRECT OWNER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM

FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of (x) Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to any Eligible Assignee; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five Business Days after having received notice thereof; and (y) Agent.

(ii) Assignments shall be subject to the following conditions:

(A) no assignment may be made (i) to a Disqualified Institution, or (ii) to a natural person,

(B) no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(D) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(E) the assigning Lender shall deliver written notice to the Borrowers of any assignment made to an Eligible Assignee; provided that failure to deliver such notice shall not affect the validity, enforceability and binding effect of such assignment, and

(F) the Assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that all rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.8(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice by the assigning Lender pursuant to Section 13.1(a)(ii)(D), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.8, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of each Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of any Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of any Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. The entries in the Register shall be conclusive absent manifest error.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loan held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loan that is subject to such participations) (the “Participant Register”). A Registered Loan (and the registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered Note shall expressly so provide). Any participation of such Registered Loan (and the registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers and any Lender from time to time as Borrowers or such Lender may reasonably request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, Prepayment Premium, Funding Losses, fees, or other amounts due hereunder or under any other Loan Document (other than any waiver of any (x) default interest payable pursuant to Section 2.4(b)), (y) Default or Event of Default or (z) mandatory prepayment payable pursuant to Section 2.2(d),

(ii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)) (other than any waiver of any (x) default interest payable pursuant to Section 2.4(b)) or (y) Default or Event of Default,

(iii) amend, modify, or eliminate this Section 14.1 or any provision of this Agreement providing for consent or other action by all Lenders,

(iv) amend, modify, or eliminate Section 3.1,

(v) amend, modify, or eliminate Section 15.11,

(vi) other than as permitted by Section 15.11, release or contractually subordinate Agent’s Lien in all or substantially all of the Collateral other than to the extent provided by the Intercreditor Agreement,

(vii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or all or substantially all of the Guarantors from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties, or Affiliates of a Loan Party, or

(x) change the order of application of any payment or prepayment from the application thereof set forth in Section 2.2 in any manner that adversely affects any Lender without the written consent of such Lender;

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders; and

(c) Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 14.2; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

14.2 Replacement of Certain Lenders. If any Lender requests compensation under Section 2.8(d), or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16, or if any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon at least five Business Days prior irrevocable notice to such Lender and the Agent (the “Replacement Notice”), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under Section 2.8(d) or payments required to be made pursuant to Section 16, such assignment will result in a reduction in such compensation or payments thereafter; and

(c) such assignment does not conflict with applicable law.

Each Replacement Notice shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

In connection with any such replacement, if any such Lender does not execute and deliver to the Agent a duly executed Assignment and Acceptance reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of such Lender. Such purchase and sale shall be effective on the date of the payment of such amount to such Lender.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints U.S. Bank National Association as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents (where required) on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as

Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except in the case of fraud, gross negligence, bad faith or willful misconduct, or a material breach of the Loan Documents), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, any Loan Party or any of their respective Affiliates if any request for any Loan or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay promptly to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s fraud, gross negligence, bad faith or willful misconduct, or a material breach of the Loan Documents by such Person. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that the Borrowers are required to reimburse the Agent for such costs and expenses and the Agent is not reimbursed promptly for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. U.S. Bank National Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though U.S. Bank National Association were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, U.S. Bank National Association or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.

15.9 Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders), Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing). Agent may also be removed at the direction of the Required Lenders. If Agent resigns or is removed under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the other Lenders, and the other Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of (to a person which is not a Loan Party) if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its

Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrowers at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Loan Parties in respect of) any and all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property.

(b) Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion, and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

(c) Each Lender hereby authorizes Agent to enter into the Intercreditor Agreement and such Lender acknowledges that such Intercreditor Agreement is binding upon it.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16 Reports and Information. By becoming a party to this Agreement, each Lender may (a) from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, or (b) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint)

obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16. WITHHOLDING TAXES.

16.1 Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made, including such deductions and withholdings applicable to additional sums payable under this Section 16.1, the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent’s demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16.1) imposed on, or paid by, such Tax Indemnitee and all reasonable, documented out-of-pocket costs and expenses related thereto (including reasonable fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2 Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the applicable article of such tax treaty;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender or Participant, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); and

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws as a condition to exemption from, or reduction of, withholding or backup withholding tax in the United States including any supplementary documentation as may be prescribed by applicable law.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any forms previously delivered pursuant to this Section 16.2 and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Administrative Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower and Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Administrative Borrower and Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3 Reductions.

(a) If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4 Refunds. If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, including any additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties pursuant to this Section 16.4 (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to

Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein. Nothing contained herein shall limit or preclude Agent, any Lender or any of its respective Affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any entity or person whatsoever, including, without limitation, any competitor, supplier or customer of any Borrower, or any of their respective Affiliates, or any other Person that may have interests different than or adverse to such Persons.

17.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7 Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.8 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to (x) Subsidiaries and Affiliates of any member of the Lender Group and (y) investors and potential investors in any Lender, any Affiliate of a Lender or any Related Fund of a Lender; provided, that any such Subsidiary, Affiliate, investor or potential investor shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.8 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.8 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Loans provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c) Each Loan Party agrees that Agent may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.9 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid.

17.10 Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.11 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.12 ICD as Agent for Borrowers. Each Borrower hereby irrevocably appoints ICD as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to the Loans and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain the Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.12 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.13 Disclosure. The Loan Parties shall not issue any press release or make other public disclosure of the identity of any Lender hereunder without such Lender’s written consent, and in any event such Lender shall be entitled to approve in advance any such required disclosure (such approval not to be unreasonably withheld or delayed), other than as required by law or compulsory legal process or as requested by a Governmental Authority, including, without limitation, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

17.14 Intercreditor Agreement. In the event of any conflict between the terms of any Loan Document and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

18. AFFILIATED LENDER PROVISIONS.

18.1 Affiliated Lender Representations, Warranties and Agreements. Each Affiliated Lender hereby represents, warrants and agrees as follows:

(a) it agrees to comply with all the terms, conditions and agreements set forth in this Agreement and the other Loan Documents, including this Section 18, and the related terms, conditions and agreements applicable to it as an Affiliated Lender hereunder; and

(b) during any Affiliated Lender Adjustment Period it hereby appoints the Agent as its attorney in fact to vote during the pendency of an Insolvency Proceeding involving any Loan Party as a debtor (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126), Loans held by such Affiliated Lender (and any claim with respect thereto) in accordance with Section 18.2(b).

18.2 Additional Affiliated Lender Restrictions and Limitations.

(a) Information and Meetings. Notwithstanding anything to the contrary in this Agreement, during any Affiliated Lender Adjustment Period, the Affiliated Lenders shall not have any right to (i) attend or participate in (including by telephone) any meeting or discussions (or portion thereof) among the Agent and/or any Lender to which representatives of Borrowers are not invited and/or (ii) receive any information, reports or other materials prepared or provided by the Agent or any Lender or any communication by or among the Agent and/or one or more Lenders, except to the extent such information, report or materials have been made available to the Borrowers.

(b) Voting Generally. Notwithstanding anything in Section 14.1 or the definition of “Required Lenders” to the contrary, in connection with the exercise of any remedies under Section 9 during any Affiliated Lender Adjustment Period for purposes of determining whether the Required Lenders or all Lenders have directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, during such Affiliated Lender Adjustment Period each Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders that are not Affiliates of the Borrowers; provided that, for the avoidance of doubt, without the consent of such Affiliated Lender, no such amendment, modification, waiver consent or other action shall (i) extend the due date for interest under the Loan Documents owed to such Affiliated Lender, (ii) reduce any amount owing to such Affiliated Lender under any Loan Document or (iii) result in a disproportionate and adverse effect on such Affiliated Lender in relation to the Loans of all Lenders that are not Affiliates of the Borrowers, in each case except as provided in clause (c) below.

(c) Insolvency Proceedings. During any Affiliated Lender Adjustment Period each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and such Affiliated Lender shall provide upon request by the Agent (at the direction of the Required Lenders) a confirmation that, if any Loan Party shall be subject to any Insolvency Proceeding, (i) such Affiliated Lender (in its capacity as such) shall not take any step or action in such Insolvency Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Agent (or the taking of any action by a third party that is supported by the Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders, (ii) with respect to any matter requiring the vote of Lenders during the pendency of any such Insolvency Proceeding (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126), such Loans held by such Affiliated Lender (and any claim with respect thereto) shall be deemed assigned for all purposes to the Agent, which shall cast such vote in accordance with clause (b) above (without regard to clauses (i) through (iii) of the proviso to such clause (b)), and (iii) such Affiliated Lender (in its capacity as such) shall otherwise give or refrain from giving any consent in any such Insolvency Proceeding at the direction of the Required Lenders. In furtherance of the foregoing, and to the extent not otherwise assigned or deemed assigned to the Agent, during any Affiliated Lender Adjustment Period, each Affiliated Lender agrees during any Insolvency Proceeding that it shall vote the portion of its Loans (and any claim with respect thereto) in accordance with clause (b) above (without regard to clauses (i) through (iii) of the proviso to such clause (b)).

(d) Waiver. During any Affiliated Lender Adjustment Period no Affiliated Lender shall (i) be entitled to bring actions against the Agent, in its role as such, (ii) receive advice of counsel or other advisors to the Agent or any Lenders or (iii) challenge the attorney client privilege of the Agent or any Lender and their respective counsel.

18.3 No Pro Rata Treatment. Notwithstanding anything to the contrary set forth in the foregoing or in any other Loan Document, in the event any payment to any Affiliated Lender made during any Affiliated Lender Adjustment Period is invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver, a Loan Party or estate of a Loan Party in connection with any Insolvency Proceeding as a result of such Affiliated Lender being an Affiliate of the Borrowers or otherwise required to be transferred to any other Person, such Affiliated Lender shall have no right, in respect of such payment, of contribution or payment (including by way of participation) from any Lender or the Agent under any term or provision of this Agreement or any other Loan Document providing for the pro rata treatment of Lenders.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	INDEPENDENCE CONTRACT DRILLING, INC.,
a Delaware corporation

	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Secretary

PATRIOT SARATOGA MERGER SUB, LLC,
a Delaware limited liability company

By:	/s/ Philip A. Choyce
Name:	Philip A. Choyce
Title:	President and Secretary

The undersigned hereby confirms that, as a result of its merger with PATRIOT SARATOGA MERGER SUB, LLC, it hereby assumes all of the rights and obligations of PATRIOT SARATOGA MERGER SUB, LLC under this Agreement (in furtherance of, and not in / loss of, any assumption or deemed assumption as a matter of law) and hereby is joined to this Agreement as a Borrower hereunder.

ICD OPERATING LLC,
a Delaware limited liability company

By:	/s/ Philip Choyce
Name:	Philip Choyce
Title:	President and Secretary

Signature Page to Credit Agreement

AGENT:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ James A. Hanley
	Name:	James A. Hanley
	Title:	Vice President

LENDERS:	MSD PCOF PARTNERS IV, LLC

	By:	/s/ Ken Gerold
	Name:	Ken Gerold
	Title:	Vice President

Signature Page to Credit Agreement

Exhibit A

Form of Assignment and Acceptance

Exhibit A-1

Exhibit B

Form of Compliance Certificate

Exhibit B-1

Exhibit C

Form of LIBOR Notice

Exhibit C-1